Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We agree to the use in this Form 8-K of our report, dated April 6, 2012, on our audit of the consolidated financial statements of iSatori Technologies, LLC and iSatori Technologies, Inc. and subsidiaries for the years ended December 31, 2011 and 2010. We also consent to the incorporation of said report in the Registration Statements of Integrated Security Systems, Inc. on Form S-3 (File No. 333-89218) and on Form S-8 (File Nos. 333-76558 and 333-163604).

/s/ Hein & Associates LLP

Hein & Associates LLP

Denver, Colorado

April 6, 2012